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                                  EXHIBIT 99.1

                                  PRESS RELEASE

                                  See attached.


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                                  PRESS RELEASE

     Atlantic Gulf Communities Corp. announced today that it filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on May 1, 2001 in the United States Bankruptcy Court for the District of Delaware. Included in the filing were voluntary petitions for several affiliates of Atlantic Gulf. The entities that own and operate West Bay Club in Naples, Florida and Chenoa in Aspen, Colorado were not included in the filings.

     Atlantic Gulf also said that it had entered into an agreement with Ahern & Partners Advisors Co., Inc. to serve as its Restructuring Advisor to assist the companies in formulating a plan of reorganization and to negotiate its approval with all creditors and related parties. Mr. Patrick M. Ahern of Ahern & Partners Advisors Co., Inc. has been appointed President and Chief Executive Officer.

     Mr. Ahern said the filings were made to allow for the timely implementation of the restructuring agreement Atlantic Gulf reached with its senior secured lenders before the filings and to protect the continuing development and completion of West Bay Club and Chenoa. Mr. Ahern also announced that Atlantic Gulf and its senior secured lenders had entered into an agreement for the lenders to provide debtor in possession financing, subject to the approval of the Bankruptcy Court. He said, "This new financing will enable the Company to operate and continue to fund the development of West Bay and Chenoa while it completes its restructuring."

     Atlantic Gulf is a developer and operator of luxury residential real estate communities. Its stock is traded publicly over the counter. (AGLF)

     For Further Information Contact: Patrick M. Ahern 203-661-2223.